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                                                                   EXHIBIT 99.1



                     FOR: METRO ONE TELECOMMUNICATIONS, INC.

                  CONTACTS:                 Dale Wahl
                                            Chief Financial Officer
                                            Metro One Telecommunications, Inc.
                                            (503) 643-9500

                                            Duane Fromhart
                                            Vice President, Finance
                                            Metro One Telecommunications, Inc.
                                            (503) 524-1266

                                            Morgen-Walke Associates, Inc.
                                            Jim Byers (Investors)
                                            (415) 296-7383
                                            Ashley Dyer (Media)
                                            Eric Gonzales (Wire Services)
FOR IMMEDIATE RELEASE                      (212) 850-5698
---------------------


                     METRO ONE TELECOMMUNICATIONS ANNOUNCES
                         COMPLETION OF SONERA INVESTMENT

PORTLAND, Oregon - February 5, 2001 - Metro One Telecommunications, Inc. (Nasdaq: MTON), the leading provider of enhanced telecom services, including its Enhanced Directory Assistance(R), today announced the completion of its previously announced sale and issuance to Sonera Media Holding B.V. of four million shares of Metro One's common stock at a price of US $17 per share, or a total of US $68 million, representing approximately 25.5% of Metro One's outstanding common stock.

     Under the terms of the agreement, which has been approved by Metro One shareholders, Sonera obtained representation on Metro One's Board of Directors, adding two directors to the Board.

     Metro One Telecommunications, Inc. is a leading developer and provider of enhanced telecom services and Enhanced Directory Assistance services for the telecommunications industry. The Company operates a network of strategically located call centers throughout the U.S. The Company handled more than 300 million requests for directory assistance and information services on behalf of its carrier customers in 2000 compared to approximately 142 million in 1999. Metro One has recently been included in Fortune's comprehensive annual list of America's 100 Fastest-Growing Companies and Forbes annual list of the 200 Best Small Companies in America. For more information, visit the Metro One Telecommunications web site at http://www.metro1.com.

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     This press release contains forward-looking statements that are made pursuant to the safe harbor provisions of The Private Securities Litigation Reform Act of 1995. The forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements, including, but not limited to, factors detailed in the Company's filings with the Securities and Exchange Commission including recent filings of Forms 10-K and 10-Q. The forward-looking statements should be considered in light of these risks and uncertainties. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. We undertake no obligation to release publicly any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. The inclusion of any statement in this release does not constitute an admission by the Company or any other person that the events or circumstances described in such statement are material.

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